Exhibit 10.1

Independent Consultant Agreement

This Agreement, dated August 16, 2018 (the “Effective Date”), by and between Truli Technologies, Inc., a Delaware corporation located at 54 W 40th St., New York, NY 10018, (“Client”), and Evan Sohn, of 117 E Hudson Ave, Englewood NJ, (“Sohn”, together with Client the “Parties”), establishes the scope of general business consulting services (the “Services”) to be performed by Sohn for Client.

  Services to Be Performed. Sohn agrees to perform the Services for client including but not limited to business planning, mergers and acquisition consulting and strategic planning in order to assist Client in negotiating and consummating an agreement (the “Acquisition Agreement”) to acquire Recruiter.com, Inc. (“Recruiter”), a Delaware corporation.

  Term of Agreement. This Agreement is effective as of the Effective Date and, except as provided in Section 5 hereto, will terminate on the earlier of the date upon which Client and Recruiter close the Acquisition Agreement or October 31, 2018. The Parties may agree to extend this Agreement to a future date subject to such extension being agreed to by each Party to this Agreement in writing.

  Compensation. In exchange for providing the Services Sohn will receive the following from Client.

    Retainer: Sohn will receive a total retainer of $22,500 for the first three months that this Agreement is in effect (the “Retainer”). The Retainer shall be paid in three $7,500 installments with the first instalment paid on the Effective Date and the remaining installments payable 31 and 60 days thereafter subject to the Agreement remaining in effect. In the event of termination of this Agreement Client shall not be entitled to recover any amount of Retainer already paid to Sohn as a result of the already paid amount covering less than a full month, provided, however, that Client shall not owe Sohn any portion of the Retainer due for any future monthly period following the termination of this Agreement. In lieu of paying the Retainer in cash compensation, Client may elect to compensate Sohn for any or all of the Retainer with shares of Client’s common stock (“Shares”) at a rate of 1.5 times the cash value of the portion of the Retainer due to Sohn. Thus, the total Retainer of $22,500 may be paid in Shares valued equivalent to $33,750. The value of the Shares being used to pay any portion of the Retainer shall be calculated by multiplying (a) the number of shares being delivered to Sohn by (b) the average closing price on the principal market of Client’s common stock on the last 20 business days immediately prior to the date client elects to deliver the Shares and gives notice of such election.

    Common Stock: In addition to the Retainer, within 60 days of the Effective Date Client shall deliver to Sohn 175,000 shares of Client’s common stock (the “Payment Shares”). Sohn acknowledges that the Shares and the Payment Shares will constitute “restricted securities” as defined in Rule 144 under the Securities Act of 1933 (the “Securities Act”). The obligation to deliver the Payment Shares is conditioned upon the Client increasing its authorized common stock or obtaining a release of common stock from reserved shares.

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    Bonus Compensation: Client shall deliver to Sohn 150,000 shares of Client’s common stock within 30 days after Sohn completes his services for the Company detailed within this Agreement and provides the Company with a written report containing a recommendation to the disinterested directors regarding the Acquisition Agreement (the “Bonus Shares”). Sohn acknowledges that the Bonus Shares will constitute “restricted securities” as defined in Rule 144 under the Securities Act.

  Expenses. Client shall reimburse Sohn for the expenses that are attributable directly to work performed by Sohn in connection with this Agreement and that are pre-approved by Client. Sohn shall submit an itemized statement of Sohn’s expenses to Client prior to reimbursement. Client shall pay Sohn within 30 days after receipt of each itemized statement.

  Terminating the Agreement. Either Party may cancel this Agreement within the 30 days immediately subsequent to the Effective Date for any reason (“Early Termination”). Upon Early Termination, the second and third installments of the Retainer shall lapse. Effective immediately upon giving the other Party to this Agreement written notice, either Party may terminate this Agreement for Reasonable Cause. Reasonable cause includes: a material violation of this Agreement, any act exposing the other Party to liability to others for personal injury or property damage, or any action by Sohn exposing the Client to liability from a third party.

  Exclusive Agreement. This Agreement contains the entire agreements between the Parties, and supersedes any and all other agreements, written or oral, express or implied, pertaining to the subject matter hereof.

  Modifying the Agreement. This Agreement may be modified only by a writing, signed by all of the Parties hereto and no supplements, modifications or amendments of this Agreement shall be binding unless in writing and executed by all of the Parties.

  Notice. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

If to Client:	Truli Technologies, Inc.

54 W 40th St.

New York, NY 10018

Attention: Miles Jennings

Email: miles@vocaworks.com

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With a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Attention: Michael D. Harris, Esq.

Email: mharris@nasonyeager.com

If to Sohn:	117 E Hudson Ave

Englewood NJ 07631

Email:

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

  Resolving Disputes. If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Bergen County, NJ. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to a mutually agreed-upon arbitrator in Bergen County, NJ. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction to do so. Costs of arbitration, including attorney fees, will be allocated by the arbitrator. Nothing in this Agreement shall preclude any Party from using the whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other laws, rules or regulations pertaining to the whistleblower provisions thereto.

  Confidentiality. Sohn acknowledges that it will be necessary for Client to disclose certain confidential and proprietary information to Sohn in order for Sohn to perform duties under this Agreement. Sohn acknowledges that disclosure to a third party or misuse of this proprietary or confidential information would irreparably harm Client. Accordingly, Sohn agrees that he will not disclose or use, either during or after the term of this Agreement, any proprietary or Confidential Information of Client without Client's prior written permission except to the extent necessary to perform services on Client's behalf. As used herein, Confidential Information includes, but is not limited to (a) written, documentary, recorded, machine-readable, or other information in a tangible form that may or may not be conspicuously designated as confidential or proprietary, which relates to Client’s business, that is received by Sohn from Client, and (b) analyses, compilations, studies, tests, results, trade secrets defined by applicable state law or the common law, patents and patent applications including provisional patents, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software (including, but not limited to, computer programs developed, improved or modified by Client for or on behalf of Client for use in Client's business, and source code and object code), marketing techniques and materials, marketing and development plans, customer names and other information related to suppliers, partners and customers including email and telephone contact information, price lists, pricing policies, and financial information, and other materials or information prepared or developed by Client that relate to Client’s business.

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  Applicable Law. This Agreement will be governed by New Jersey law, without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

Client: Truli Technologies, Inc.

____________________________________

By: Miles Jennings

Title: Chief Executive Officer

Sohn: Evan Sohn

_____________________________________

By: Evan Sohn______________________

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